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                                                                    EXHIBIT 99.2

May 13, 2003 08:05

SALTON REFINANCES BANK CREDIT AGREEMENT

New Deal Reduces Fees, Borrowing Costs and Extends Beyond Maturity of 2005 Notes LAKE FOREST, Ill., May 13 /PRNewswire-FirstCall/ -- Salton, Inc. (NYSE: SFP) announced today that it had completed the refinancing of its bank revolving credit agreement and term loans. The new bank group, was co-led by Bank of America (NYSE: BAC) and Wachovia Corp. (NYSE: WB), with Bank One, NA and Fleet Capital Corporation as co-documentation agents. Salton elected to increase the size of the financing to $275 million from $193 million (which included a $160 million revolver and the remaining balance of the term loan of $33 million). The deal was oversubscribed and the new agreement matures in 2007.
"We believe that this new agreement represents a powerful endorsement of Salton's future prospects," said Leonhard Dreimann, Salton's Chief Executive Officer. "The terms of this agreement are more favorable than our previous bank deal, and give us greater flexibility in making acquisitions and entering into capital markets transactions. The maturity of this agreement extends beyond our 2005 notes, reflecting our lenders' confidence in our ability to continue to generate solid cash flow and to refinance our debt." The new credit agreement is also expected to reduce the company's borrowing costs, as both commitment fees and credit spreads are lower. The company reduced its credit spread by 100 basis points and unused fees by 22.5 basis points, which is expected to result in a savings of approximately $1.5 million annually, depending on the amount outstanding. Subject to certain limitations, the new agreement also provides for greater financial covenant flexibility, allowing the company to enter into such transactions as the repurchase of stock or bonds or dividend payments.
About Salton, Inc.
Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), Farberware(R), Melitta(R), Russell Hobbs(R), Tower(R), Haden(R) and Westinghouse(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Westclox(R), Big Ben(R), Spartus(R), Timex(R) Timers, Stiffel(R), Ultrasonex(TM), Relaxor(R), Carmen(R), Hi-Tech(R), Mountain Breeze(R), Salton(R), Pifco(R) and Starck(R). SOURCE Salton, Inc. /CONTACT: David Mulder, Executive Vice President, Chief Administrative
Officer, Senior Financial Officer of Salton, +1-847-803-4600; or Investor Relations - Mathew Henderson of CEOcast, Inc., +1-212-732-4300, for Salton/
(SFP BAC WB)